ISSUER FREE WRITING PROSPECTUS
(RELATING TO THE PRELIMINARY PROSPECTUS
SUPPLEMENT DATED MAY 18, 2009 AND
THE PROSPECTUS DATED MAY 11, 2009)
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-159111
MAY 18, 2009
AFLAC INCORPORATED
8.500% SENIOR NOTES DUE 2019
FINAL TERM SHEET
Dated May 18, 2009

Issuer:	Aflac Incorporated
Ratings*:	A2 (Moody’s)/A- (S&P)/A (Fitch)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	May 18, 2009
Settlement Date (T+3):	May 21, 2009
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Goldman, Sachs & Co. (45%) J.P. Morgan Securities Inc. (45%)
Co-Managers:	Banc of America Securities LLC (5%) Sandler O’Neill & Partners, L.P. (5%)

Principal Amount:	$850,000,000
Public Offering Price:	100% of principal amount
Underwriting Discount:	0.65%
Proceeds, Before Expenses:	99.35%
Maturity Date:	May 15, 2019
Coupon:	8.500%
Benchmark Treasury:	3.125% due May 15, 2019
Spread to Benchmark:	+530 basis points (5.300%)
Treasury Strike:	3.200%
Re-offer Yield:	8.500%
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2009
Record Dates:	May 1 and November 1
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 50 basis points
CUSIP:	001055 AC6
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.
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